Exhibit 10.5

FORM OF TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of February 20, 2018 (the “Effective Date”) by and between PHAROS CAPITAL GROUP, LLC, a Delaware limited liability company (the “Licensor”), and PHAROS CAPITAL BDC, INC., a Maryland corporation (“Company”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensor is the owner of the trade name “Pharos”, and other state or unregistered “Pharos” marks (the “Licensed Mark”) in the United States of America (the “Territory”).

WHEREAS, Company is newly organized and plans to form and manage a closed-end management investment fund that intends to elect to be treated as a business development company; and

WHEREAS, Company desires to use the Licensed Mark in connection with the operation of its and the Company’s businesses, and Licensor is willing to permit Company to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company, and Company hereby accepts from Licensor, a personal, non-exclusive, non-transferable, royalty-free, non-sublicensable (except as provided herein) license to use the Licensed Mark solely and exclusively as an element of Company’s own company name and in connection with the conduct of its business in the Field (as defined below) in the Territory. The Company may sublicense its license granted herein only to the Fund and, if approved in writing by the Licensor, other investment funds managed by Company. Except as provided above, neither Company, Fund nor any affiliate, owner, director, officer, employee or agent thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion. All rights not expressly granted to Company hereunder shall remain the exclusive property of Licensor. As used herein, the term “Field” shall mean the field of providing debt capital to growth companies.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its affiliates or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark, except Licensor is prohibited from using or permitting other parties to use the Licensed Mark with respect to any business if the result of such use would result in a breach of Section [ ] of the Pharos Capital Group, LLC Operating Agreement.

ARTICLE 2

OWNERSHIP

2.1 Ownership. Company acknowledges and agrees that, as between the parties, Licensor is the owner of all right, title and interest in and to the Licensed Mark, and all such right, title and interest shall remain with Licensor. Company shall not contest, dispute or challenge Licensor’s right, title and interest in and to the Licensed Mark.

2.2 Goodwill. All goodwill and reputation generated by Company’s use of the Licensed Mark shall inure to the benefit of Licensor. Company shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation or which may invalidate or jeopardize any registration of the Licensed Marks. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion. For the avoidance of doubt, the performance track record of Company, the Fund and any other investment funds and accounts that, at the time of termination, Company previously managed or then currently manages are not goodwill.

ARTICLE 3

COMPLIANCE

3.1 Quality Control. To preserve the inherent value of the Licensed Mark, Company agrees to maintain the quality of the Company’s business and the operation thereof equal to the standards prevailing in the operation of Licensor’s and Company’s business as of the date of this Agreement. Company further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to Company from time to time in writing, or as may be agreed to by Licensor and Company from time to time in writing.

3.2 Compliance With Laws. Company agrees that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by Company to comply with such law, rules regulations or requirements.

3.3 Notification of Infringement. Company shall immediately notify Licensor and provide to Licensor all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations or illegal use or misuse of the Licensed Mark in the Territory.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a)	Due Authorization. Such party is duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)	Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)	No Conflict. Such party’s execution, delivery and performance of this Agreement do not:

(i) violate, conflict with or result in the breach of any provision of the organizational documents of such party;

(ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or

(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4.2 Disclaimer. Nothing in this Agreement shall constitute any representation or warranty by Licensor that any Licensed Mark is valid, that any Licensed Mark (if an application) shall proceed to grant or, if granted, shall be valid, or the exercise by the Company of rights granted under this Agreement will not infringe the rights of any person.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. Unless terminated pursuant to its terms, this Agreement shall remain in effect for so long as the Company remains the manager of a fund that bears the name Pharos.

5.2 Licensor Termination. Licensor may terminate this Agreement without prejudice to any rights it may have under the provisions of this Agreement, in law, in equity or otherwise, upon thirty (30) day written notice to the Company if:

(i)	Company shall be in breach of any material term or obligation of this Agreement, and (if such breach is curable) fail to cure such breach within thirty (30) days after such notice from Licensor; or
(ii)	Company shall commit any act or shall fail to act in a way that Licensor reasonably believes is likely to materially harm or adversely affect, in a material way, the goodwill, reputation or interests of the Licensor.

5.3 Company Termination. Company may terminate this Agreement upon sixty (60) day written notice received by the Licensor.

5.4 Upon Termination. Upon the termination or expiration of this Agreement for any reason, Company shall cease and desist from all use of the Licensed Mark. Company shall have a 180-day grace period to transition to a new mark. Termination or expiration of this Agreement shall neither release nor discharge any party from any obligation, debt or liability which shall have previously accrued and which remains to be performed upon the date of termination nor prevent a party from pursuing any other remedies at law or in equity.

ARTICLE 6

MISCELLANEOUS

6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2 Independent Contractor. Except as expressly provided or authorized in advance in writing, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Licensor:

Pharos Capital Group, LLC

3889 Maple Avenue, Suite 400

Dallas, TX 75219

Tel. No.: (214) 855-0194

Attn: Kimberly Futrell

If to Company:

Pharos Capital BDC, Inc.

3889 Maple Avenue, Suite 400

Dallas, TX 75219

Tel. No.: (214) 855-0194

Attn: Kimberly Futrell

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law rules. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of Delaware, and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

COMPANY:

PHAROS CAPITAL BDC, INC.

By:
Name:	Kneeland Youngblood
Title:	President and Chief Executive Officer

LICENSOR:

PHAROS CAPITAL GROUP, LLC

By:
Name:	Kneeland Youngblood
Title:	Chairman and Founding Partner